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                                                                 Exhibit (e)(25)

Terms of the PeopleSoft Amended Customer Assurance Program approved July 6,
2004.

1.      CUSTOMER ASSURANCE PROGRAM.

1.1     PeopleSoft or the Acquiring Entity (defined below) agrees to pay to
Licensee: (a) the Total Fees set forth in the table in this Schedule and paid to PeopleSoft, minus any fees included on the Schedule for installation or consulting, multiplied by: (b) [INSERT APPROVED MULTIPLIER HERE] ("Payment") if:

        (i) on or before two (2) years from the Schedule Effective Date, PeopleSoft, Inc. is Acquired (hereinafter, the "Acquisition"); and

        (ii) on or before four (4) years from the Schedule Effective Date, the entity that results from an Acquisition ("Acquiring Entity"):

                (a) discontinues or materially reduces Support Services for the Supportable Module(s) before the end of the Applicable Support Term, or

                (b) discontinues licensing the Supportable Module(s) to prospective or existing licensees of PeopleSoft, or

                (c) discontinues providing Updates for the Supportable Module(s), and

        (iii) Licensee requests the Payment in writing from PeopleSoft or the Acquiring Entity on or before December 31, 2008, and

        (iv) Licensee is at the time the Payment is requested, and has been, a continuous, compliant subscriber to Support Services and no monies are owed under its agreements with PeopleSoft as of the date Payment is requested.

1.2 Notwithstanding the foregoing, either PeopleSoft or an Acquiring Entity may discontinue licensing one or more specific Supportable Modules or providing Updates in relation thereto, if:

        (i) the Supportable Module does not operate substantially as warranted, or

        (ii) third party technology required for the operation or use of the Supportable Module is no longer commercially available.

In no event does this relieve PeopleSoft or an Acquiring Entity from providing Support Services for the Supportable Module(s) licensed on this Schedule for the duration of the Applicable Support Term.

1.3 The Payment described in this Section is Licensee's sole and exclusive remedy for any liability of PeopleSoft or its affiliates or the Acquiring Entity arising out of or related to the events described in 1.1 (i) and (ii) above and will be reduced by any other amounts or damages Licensee seeks or recovers from PeopleSoft or the Acquiring Entity in relation to this Schedule or the events described in 1.1 (i) and (ii) above.

1.4 This Section will be effective only if this Schedule is executed by both parties on or before the earlier of the following dates: (i) the expiration date defined in this Schedule; (ii) the expiration or withdrawal of the Oracle tender offer, or (iii) September 30, 2004. If the Schedule is not executed by such date, the offer set forth in this term is rescinded, all terms are null and void, and neither party shall have any obligation in relation thereto.


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1.5     For purposes of this Section only, the following terms are defined as set forth below.

        (i)     "Acquired" means:

                (a) Oracle Corporation or any "affiliate" (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Oracle Corporation (Oracle Corporation and such affiliates, collectively or individually, "Oracle") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of PeopleSoft, Inc. representing fifty-one percent (51%) or more of the total voting power represented by PeopleSoft's then outstanding voting securities, or

                (b) The consummation of a merger or consolidation of PeopleSoft, Inc. with Oracle, other than a merger or consolidation which would result in the voting securities of PeopleSoft, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of PeopleSoft, Inc. or such surviving entity outstanding immediately after such merger or consolidation, or

                (c) The consummation of the sale or disposition by PeopleSoft, Inc. of all or substantially all of PeopleSoft, Inc.'s assets to Oracle.

        (ii) "Applicable Support Term" means the period that PeopleSoft offers to provide Support Services (generally four (4) years) for the Supportable Modules.

        (iii) "Supportable Module(s)" means the module(s) developed by PeopleSoft using its underlying application development platform PeopleTools, which is licensed on this Schedule for the database(s) indicated on the Schedule.

        (iv) "Support Services" means the package of services offered by PeopleSoft and paid for by Licensee and which are designed to support the Supportable Modules, and the standard terms and conditions thereto, in effect during the ninety (90) day period immediately preceding an Acquisition.

        (v) "Updates" means subsequent releases of the Software and Documentation which are a) generally made available as part of Support Services to licensees of the Supportable Modules running the same database platform, operating system and hardware as Licensee, and b) substantially similar in frequency and quality when compared overall to the frequency and quality of updates that PeopleSoft delivered for the Software Modules in the most recent major release cycle completed prior to the Acquisition.